UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 0)*


                               CareAdvantage, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    14166N20
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

       Rule 13d-1(b)
[X]    Rule 13d-1(c)
       Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 14166N20                                             Page 2 of 5 Pages
          --------

1      Names of Reporting Persons
       I.R.S. Identification Nos. of above persons (entities only).

       Dennis J. Mouras
--------------------------------------------------------------------------------
2      Check the Appropriate Box if a Member of a Group
       (a)
       (b)
--------------------------------------------------------------------------------
3      SEC Use Only
--------------------------------------------------------------------------------
4      Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of            5     Sole Voting Power:  4,305,555
Shares
Beneficially         6     Shared Voting Power:  N/A
Owned by
Each                 7     Sole Dispositive Power:  4,305,555
Reporting
Person With          8     Shared Dispositive Power: N/A
--------------------------------------------------------------------------------

9      Aggregate Amount Beneficially Owned by Each Reporting Person:  4,305,555*
--------------------------------------------------------------------------------
10     Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares:
--------------------------------------------------------------------------------
11     Percent of Class Represented by Amount in Row (9):  8.5%
--------------------------------------------------------------------------------
12     Type of Reporting Person:  IN
--------------------------------------------------------------------------------

*Shares that may be acquired within 60 days upon the exercise of stock options.

                                                               Page 3 of 5 Pages

Item 1(a).        Name of Issuer:

                  CareAdvantage, Inc

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  485-C Route 1 South
                  Iselin, New Jersey 08830

Item 2 (a).       Name of Person Filing:

                  Dennis J. Mouras

Item 2(b).        Address of Principal Business Office or if none, Residence:

                  485-C Route 1 South
                  Iselin, New Jersey 08830

Item 2(c).        Citizenship or Place of Organization

                  United States

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  14166N20

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a)    [ ]   Broker or dealer registered under section 15 of
                               the Act (15 U.S.C. 78o).

                  (b)    [ ]   Bank as defined in section 3(a)(6) of the Act (15
                               U.S.C. 78c).

                  (c)    [ ]   Insurance company as defined in section 3(a)(19)
                               of the Act (15 U.S.C. 78c).

                                                               Page 4 of 5 Pages
                  (d)    [ ]   Investment company registered under section 8 of
                               the Investment Company Act of 1940 (15 U.S.C
                                    80a-8).

                  (e)    [ ]   An investment adviser in accordance with
                               ss.240.13d-1(b)(1)(ii)(E);

                  (f)    [ ]   An employee benefit plan or endowment
                               fund in accordance with
                               ss.240.13d-1(b)(1)(ii)(F);

                  (g)    [ ]   A parent holding company or control
                               person in accordance with ss.
                               240.13d-1(b)(1)(ii)(G);

                  (h)    [ ]   A savings associations as defined in Section 3(b)
                               of the Federal Deposit Insurance Act (12 U.S.C.
                               1813);

                  (i)    [ ]   A church plan that is excluded from the
                               definition of an investment company under
                               section 3(c)(14) of the Investment Company
                               Act of 1940 (15 U.S.C. 80a-3)

                  (j)    [ ]   Group, in accordance with
                               ss.240.13d-1(b)(1)(ii)(J).

Item 4.           Ownership:

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount Beneficially Owned: 4,305,555 Shares that may be acquired within 60 days upon the exercise of stock options.

                  (b)   Percent of Class: 8.5 %

                  (c)   Number of shares as to which such person has:

                        (i)   Sole   power  to  vote  or  to  direct  the  vote:
                              4,305,555 Shares

                        (ii)  Shared power to vote or to direct the vote: N/A

                        (iii) Sole power to dispose or to direct the disposition
                              of: 4,305,555 Shares

                        (iv)  Shared   power  to   dispose   or  to  direct  the
                              disposition of: N/A

Item 5.           Ownership of Five Percent or Less of a Class
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                                               Page 5 of 5 Pages

Item 6.           Ownership   of   More  than  Five Percent on Behalf of Another
                  Person

                  Not Applicable

Item 7.           Identification  and  Classification  of the  Subsidiary  Which
                  Acquired  the  Security  Being  Reported  on  by   the  Parent
                  Holding Company.

                  Not Applicable

Item 8.           Identification and Classification of Members of Group.

                  Not Applicable

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.



                                                  February  10, 2005
                                         ------------------------------------
                                                     (Date)


                                         /S/ Dennis J. Mouras
                                         ------------------------------------
                                                   (Signature)

                                          Dennis J. Mouras, President & CEO
                                          ---------------------------------
                                                   (Name/Title)